Exhibit 99.1

Quoin Pharmaceuticals Announces Second Quarter 2025 Financial Results and Corporate Update

-      Positive 6 Month Clinical Data Reported for Ongoing Pediatric Netherton Syndrome Study

-      FDA Clears Second Pivotal Study of QRX003 for Netherton Syndrome

-      Initial Positive Data Announced from Peeling Skin Syndrome Pediatric Study

-      Orphan Drug Designation Granted by European Medicines Agency for QRX003

-      Rare Pediatric Disease Designation Awarded by U.S. FDA

-      NETHERTON NOW Campaign Expanded with New Patient and Expert Video Releases

ASHBURN, Va., August 7, 2025 (GLOBE NEWSWIRE) — Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) ("Quoin" or the "Company"), a late clinical-stage specialty pharmaceutical company focused on rare and orphan diseases provided a corporate update today on its clinical progress and advocacy initiatives and announced its financial results for the second quarter ended June 30, 2025.

“Second quarter of 2025 was one of the most impactful in Quoin’s history, marked by meaningful progress on multiple fronts," said Dr. Michael Myers, Chief Executive Officer of Quoin Pharmaceuticals. "We continue to be encouraged by the positive and durable clinical improvements observed in our ongoing investigator-led pediatric Netherton Syndrome study. In addition, with the reporting of impressive Peeling Skin Syndrome data during the quarter, we are beginning to see the versatility of QRX003 as a potentially safe and effective treatment for a variety of rare skin diseases. We look forward to initiating additional studies in other indications in the coming months. From a regulatory standpoint, receiving Orphan Drug Designation in Europe and Rare Pediatric Disease Designation in the United States are important milestones for the Company which we believe will help accelerate the development of QRX003 and bring it to the patients who urgently need it. Additionally, our NETHERTON NOW campaign continues to elevate awareness of the profound need for effective treatment options, reaching millions of people with education, advocacy, and powerful stories that highlight the faces of patients living with this disease, their family members who care for them and the clinicians who provide treatment for them each day without an FDA-approved therapy. With our late-stage trials advancing and global engagement expanding, we remain fully focused on delivering the first approved therapy for Netherton Syndrome."

Corporate Highlights

Quoin continued to advance its lead clinical asset, QRX003, into pivotal trials for Netherton Syndrome, a devastating and life-threatening genetic skin disorder with no approved therapies. The Company also made important regulatory, clinical, and advocacy progress in the second quarter of 2025:

April 2, 2025

Quoin Pharmaceuticals announced positive clinical data from its ongoing Investigator Pediatric Netherton Syndrome study. After six months of treatment with QRX003, significant improvements were observed in the patient’s skin condition, reduced itch, and no adverse events were reported.

April 10, 2025

Quoin released the second episode in its Living with Netherton video series, part of its broader NETHERTON NOW awareness campaign, highlighting the daily challenges faced by patients and families living with Netherton Syndrome.

May 14, 2025

Positive clinical data were announced from an investigator-led Pediatric Peeling Skin Syndrome (PSS) study. After 12 weeks of treatment with QRX003, patients showed improvement in disease severity, skin condition, and quality of life metrics, with no adverse events reported.

May 20, 2025

The Company received Orphan Drug Designation from the European Medicines Agency for QRX003, granting 10 years of market exclusivity in Europe upon approval. This designation offers benefits like scientific advice on study protocols and fee reductions.

May 22, 2025

FDA clearance was announced for the initiation of a second pivotal clinical study (CL-QRX003-002) for QRX003, targeting Netherton Syndrome. The study will include 12–15 subjects, with recruitment expected to conclude by the end of Q1 2026 and an NDA filing anticipated later in 2026.

June 24, 2025

The FDA granted Rare Pediatric Disease Designation to QRX003 for the treatment of Netherton Syndrome, enabling potential Priority Review Voucher eligibility upon marketing approval.

June 26, 2025

Quoin launched a new installment in its NETHERTON NOW campaign, featuring Professor Jemima Mellerio, a world-renowned expert in genetic skin diseases. The video emphasized the severe burden of Netherton Syndrome in pediatric patients.

Financial Highlights

Cash Position:

Quoin had approximately $7.8 million in cash, cash equivalents, and marketable securities as of June 30, 2025. The Company believes this capital will support operations into the first quarter of 2026.

Net Loss:

For the three and six months ended June 30, 2025, Quoin reported a net loss of approximately $3.7 million and $7.5 million, respectively, compared to a net loss of approximately $2.0 million and $4.3 million, respectively, for the same periods in 2024. The increase in net loss was primarily due to an increase in research and development expenditure in the three and six months ended June 30, 2025 of approximately $2.1 million and $4.4 million, respectively, compared to $0.6 million and $1.5 million, respectively, for the same periods in 2024.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a late clinical-stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, SAM Syndrome, Palmoplantar Keratoderma, Scleroderma, Microcystic Lymphatic Malformations, Venous Malformations, Angiofibroma and others. For more information, visit www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances, such as “expect,” “intend,” “hope,” “plan,” “potential,” “anticipate,” “look forward,” “believe,” “may,” and “will,” among others. All statements that reflect the Company’s expectations, assumptions, projections, beliefs, or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements relating to: continuing to be encouraged by the positive and durable clinical improvements observed in the Company’s ongoing investigator-led pediatric Netherton Syndrome study, beginning to see the versatility of QRX003 as a potentially safe and effective treatment for a variety of rare skin diseases, initiating additional studies in other indications in the coming months, receiving Orphan Drug Designation in Europe and Rare Pediatric Disease Designation in the United States helping to accelerate the development of QRX003 and bring it to the patients who urgently need it, the NETHERTON NOW campaign continuing to elevate awareness of the profound need for effective treatment options, remaining fully focused on delivering the first approved therapy for Netherton Syndrome, concluding recruitment of 12–15 subjects by the end of Q1 2026 for a second pivotal clinical study for QRX003, targeting Netherton Syndrome, filing an NDA later in 2026, the Company’s capital supporting its operations into the first quarter of 2026,and Quoin’s products in development collectively having the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, SAM Syndrome,  Palmoplantar Keratoderma, Scleroderma, , Microcystic Lymphatic Malformations, Venous Malformations, Angiofibroma and others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties including, but not limited to, the Company’s ability to deliver a safe and effective treatment for Netherton Syndrome; the Company’s ability to pursue its regulatory strategy; the Company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements; the Company’s ability to complete clinical trials on time and achieve desired results and benefits as expected, the Company experiencing unanticipated or higher than expected clinical trial costs;; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Quoin Pharmaceuticals Ltd.
Michael Myers, Ph.D., CEO
mmyers@quoinpharma.com

Investor Contact:

PCG Advisory

Jeff Ramson

jramson@pcgadvisory.com

(646) 863-6341

QUOIN PHARMACEUTICALS, LTD.

Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,668,492	$3,623,343
Investments	6,121,830	10,433,535
Prepaid expenses and other current assets	688,933	869,126
Total current assets	8,479,255	14,926,004
Prepaid expenses - long term	-	300,000
Intangible assets, net	433,334	483,334
Total assets	$8,912,589	$15,709,338

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$873,684	$905,704
Accrued expenses	1,717,564	1,528,977
Accrued interest and financing expense	1,146,251	1,146,251
Due to officers - short term	600,000	600,000
Total current liabilities	4,337,499	4,180,932

Due to officers - long term	2,023,733	2,323,733
Total liabilities	$6,361,232	$6,504,665

Commitments and contingencies

Shareholders' equity:
Ordinary shares, no par value per share, 100,000,000 authorized at March 31, 2025 and December 31, 2024, respectively - 20,585,830 (588,166 ADS’s) ordinary shares issued and outstanding at June 30, 2025 and 8,948,164 (255,661 ADS’s) ordinary shares issued and outstanding at December 31, 2024	$-	$-
Additional paid in capital	65,225,266	64,370,465
Accumulated deficit	(62,673,909)	(55,165,792)
Total shareholders' equity	2,551,357	9,204,673

Total liabilities and shareholders' equity	$8,912,589	$15,709,338

QUOIN PHARMACEUTICALS, LTD.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating expenses
General and administrative	$1,742,594	$1,549,615	$3,325,632	$3,122,601
Research and development	2,050,585	587,503	4,424,724	1,472,801
Total operating expenses	3,793,179	2,137,118	7,750,356	4,595,402

Other (income) and expenses
Unrealized loss	6,004	2,177	5,878	8,686
Realized and accrued interest income	(103,245)	(165,262)	(248,117)	(302,775)
Total other income	(97,241)	(163,085)	(242,239)	(294,089)
Net loss	$(3,695,938)	$(1,974,033)	$(7,508,117)	$(4,301,313)

Loss per ADS
Basic	$(6.28)	$(13.68)	$(12.79)	$(42.09)
Fully-diluted	$(6.28)	$(13.68)	$(12.79)	$(42.09)

Weighted average number of ADS's outstanding
Basic	588,166	144,278	587,253	102,186
Fully-diluted	588,166	144,278	587,253	102,186